EXHIBIT 10.18

EXECUTION COPY

TAX MATTERS AGREEMENT dated as of September 22, 2016 (this “Agreement”) between ASHLAND GLOBAL HOLDINGS INC., a Delaware corporation (“Ashland Global”), and VALVOLINE INC., a Kentucky corporation (“Valvoline”, collectively, the “Companies”).

WHEREAS Ashland Global is the common parent of an affiliated group of corporations, within the meaning of Section 1504(a) of the Code, that has elected to file consolidated Federal income Tax Returns, and Valvoline is a member of that group;

WHEREAS, pursuant to the Separation Agreement, the Companies have effected or agreed to effect the Internal Transactions, Additional Pre-IPO Restructuring Transactions and Initial Public Offering;

WHEREAS, following the Initial Public Offering, pursuant to the Separation Agreement, Ashland Global intends to effect the Distribution;

WHEREAS the Companies intend each of the Internal Transactions, Additional Pre-IPO Restructuring Transactions, Initial Public Offering and Distribution (the “Transactions”) to qualify for its Intended Tax Treatment; and

WHEREAS Valvoline will cease to be wholly owned, directly or indirectly, by Ashland Global following the Initial Public Offering and will cease to be a member of the Ashland Global Consolidated Group after the Distribution;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Ashland Global and Valvoline hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definition of Terms. The following terms shall have the following meanings (such meanings to apply equally to the singular and plural forms of the terms defined). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Separation Agreement. All section references are to this Agreement unless otherwise stated. All references to “includes” and “including” mean “includes without limitation” or “including without limitation”, as the case may be.

“5% Acquisition Transaction” has the meaning set forth in Section 5.05(b).

“Actual Tax Return Amount” has the meaning set forth in Section 3.02(a)(i)(A).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreement” means an Ancillary Agreement, as defined in the Separation Agreement, other than this Agreement.

“Ashland Global” has the meaning set forth in the preamble.

“Ashland Global Combined Return” has the meaning set forth in Section 2.01(b).

“Ashland Global Consolidated Group” means Ashland Global (or, for periods prior to the Ashland Merger, Ashland Inc., a Kentucky corporation) and the affiliated group of corporations, within the meaning of Section 1504(a) of the Code, of which Ashland Global (or Ashland Inc., as applicable) is the common parent.

“Ashland Global Consolidated Return” has the meaning set forth in Section 2.01(a).

“Ashland Global Tax Opinions” means the written opinions or memoranda, as applicable, of Cravath, Swaine & Moore LLP and Deloitte Tax LLP issued to Ashland Global, in form and substance satisfactory to Ashland Global in its sole discretion, as to the qualification of the steps of each Transaction for its Intended Tax Treatment.

“Ashland Global Tax Representations” means any representations made by Ashland Global in Representation Letters that serve as a basis for any Ashland Global Tax Opinion.

“Ashland Global Transaction Tax Percentage” means, with respect to any Transaction Tax, the fraction, expressed as a percentage, the numerator of which is the amount of such Transaction Tax allocated to Ashland Global pursuant to Section 4.03 and the denominator of which is the total amount of such Transaction Tax.

“Business Day” means any day on which the New York Stock Exchange, or its successor, is open for trading.

“Chemicals Business” means the business and operations of the Specialty Ingredients and Performance Materials business segments, as described in Ashland Inc.’s and/or Ashland Global’s most recently filed (as of the date of this Agreement) Annual Report on Form 10-K or Quarterly Report on Form 10-Q.

“Clause (iii) Taxes” has the meaning set forth in Section 4.01(b)(iii).

“Companies” has the meaning set forth in the preamble.

“Consolidation Year” means any taxable period (or portion thereof) ending on or before the date on which Deconsolidation occurs.

“Deconsolidation” means that the Valvoline Consolidated Group ceases to be included in the Ashland Global Consolidated Group.

“Determination” means the final resolution of liability for any tax for any taxable period by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement, compromise or other agreement with the relevant Taxing Authority, an agreement that constitutes a determination under Section 1313(a)(4) of the Code, an agreement contained in an IRS Form 870-AD, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code or a comparable agreement under state, local or foreign Law; (iii) the expiration of the applicable statute of limitations; or (iv) the payment of the tax by the party responsible for payment of that tax under Section 2.04 if Ashland Global and Valvoline agree that no action should be taken to recoup that payment.

“Excess Loss Account” means any excess loss account within the meaning of Section 1.1502-19 of the Regulations.

“Hypothetical Tax Return Amount” has the meaning set forth in Section 3.02(a)(i)(B).

“Indemnifying Party” means a Person that has any obligation to indemnify an Indemnitee pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement.

“Indemnitee” means a Person entitled to indemnification by an Indemnifying Party pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement.

“Intended Tax Treatment” means the tax treatment as specified in Schedule A.

“IRS” means the Internal Revenue Service.

“Legacy Tax Attribute” means any Tax Attribute in existence at the opening of the taxable period that begins on October 1, 2016.

“Market Capitalization” means (i) in the case of Valvoline, the product of
(a)the mean of the daily volume-weighted average trading price per share of the common stock of Valvoline for each of the 20 consecutive trading days beginning on and following the first trading day following the Separation Date, as quoted by Bloomberg Financial Services through its “Volume at Price” function, rounded to the nearest whole cent, multiplied by (b) the mean of the number of common shares of Valvoline outstanding, on a fully diluted basis (calculated under the treasury stock method), on each of such 20 trading days, rounded to two decimal places, and (ii) in the case of Ashland Global, (a) the mean of the daily volume-weighted average trading price per share of the common stock of Ashland Global for each of the 20 consecutive trading days beginning on and following the first trading day following the Separation Date, as quoted by Bloomberg Financial Services through its “Volume at Price” function, rounded to the nearest whole cent, multiplied by (b) the mean of the number of common shares of Ashland Global outstanding, on a fully diluted basis (calculated under the treasury stock method), on each of such 20 trading days, rounded to two decimal places, less (c) the mean volume-weighted average trading price per share of the common stock of Valvoline, as calculated pursuant to clause (i)(a) of this definition, multiplied by the mean of the number of common shares of Valvoline held by Ashland Global on each of the trading days described in clause (i)(b) of this definition, rounded to two decimal places.

“Post-consolidation Year” means any taxable period (or portion thereof) beginning on or after the date on which Deconsolidation occurs.

“Pro Forma Return Start Date” means the first day of the calendar month closest to the Separation Date; provided, however, that if the Separation Date falls exactly in the middle of a calendar month, the Pro Forma Return Start Date means the first day of such calendar month.

“Pro Forma Valvoline Combined Return” has the meaning set forth in Section 2.05(a)(ii).

“Pro Forma Valvoline Consolidated Return” has the meaning set forth in Section 2.05(a)(i).

“Pro Forma Valvoline Returns” means the Pro Forma Valvoline Consolidated Returns and the Pro Forma Valvoline Combined Returns.

“Proportionate Share Factor” means (i) in the case of Ashland Global, the quotient, rounded to four decimal places, of the Market Capitalization of Ashland Global, divided by the sum of the Market Capitalization of each of Ashland Global and Valvoline and (ii) in the case of Valvoline, 1 minus the number computed in clause (i) of this definition.

“Proposed Acquisition Transaction” has the meaning set forth in Section 5.04(b)(i).

“Protective Section 336(e) Election” means, with respect to an entity, a protective election under Section 336(e) of the Code and Section 1.336-2(j) of the Regulations (and any similar provision of U.S. state or local Law) to treat the disposition of the Stock of such entity, pursuant to certain of the Transactions, as a deemed sale of the assets of such entity in accordance with Section 1.336-2(h) of the Regulations (or any similar provision of U.S. state or local Law).

“Records” has the meaning set forth in Section 7.03.

“Refund Recipient” has the meaning set forth in Section 4.05.

“Regulations” means the Treasury regulations promulgated under the
Code or any successor Treasury regulations.

“Representation Letters” means the representation letters delivered in connection with the rendering by Tax Advisors of any opinions in connection with the Transactions.

“Return Items” means any item of income, gain, loss, deduction or credit.

“Ruling” means a private letter ruling (including any supplemental ruling)
issued by the IRS in connection with the Transactions.

“Satisfactory Guidance” has the meaning set forth in Section 5.04(c)(ii).

“Separate Returns” has the meaning set forth in Section 2.01(c).

“Separation Agreement” means the Separation Agreement dated as of the date hereof by and between Ashland Global and Valvoline.

“Stock” means (i) all classes or series of stock or other equity interests and
(ii) all other instruments properly treated as stock for U.S. Federal income tax purposes.

“Straddle Period Return” has the meaning set forth in Section 2.01(c)(ii).

“tax” means all taxes, assessments, duties or similar charges of any kind whatsoever, in the nature of a tax, whether direct or indirect, plus any interest, penalties, additional amounts or additions thereto.
“Tax Advisor” means a tax counsel or accountant of recognized national standing.

“Tax Attributes” means any carryovers or carrybacks of net operating losses, net capital losses, excess tax credits and any other similar tax attributes as determined for Federal, state, local or foreign tax purposes. For the avoidance of doubt, the existence or amount of basis and computations of previously taxed income and earnings and profits are not Tax Attributes.

“Tax Return” means any tax return, declaration, statement, report, form, estimate and information return relating to taxes, including any amendments thereto and any related or supporting information.

“Taxing Authority” means any governmental body charged with the determination, collection or imposition of taxes.

“Transaction Taxes” means all taxes arising as a result of or in connection with the Transactions and, if such taxes result from the failure of a Transaction to qualify for its Intended Tax Treatment, all reasonable out-of-pocket legal, accounting and other advisory and court fees incurred in connection with liability for such taxes.

“Transactions” has the meaning set forth in the recitals.

“Unqualified Tax Opinion” has the meaning set forth in Section 5.04(c)(iii).

“Valvoline” has the meaning set forth in the preamble.

“Valvoline Consolidated Group” means Valvoline and the affiliated group of corporations, within the meaning of Section 1504(a) of the Code, of which Valvoline would be the common parent if it were not included in the Ashland Global Consolidated Group.

“Valvoline Pro Forma Financial Statements” means the unaudited pro forma condensed combined financial statements contained in the IPO Registration Statement.

“Valvoline Pro Forma Tax Attributes” has the meaning set forth in Section 3.02(a)(i)(B)(2).

“Valvoline Tax Representations” means any representations made by Valvoline in Representation Letters that serve as a basis for any Ashland Global Tax Opinion.

ARTICLE II

Preparation and Filing of Tax Returns

SECTION 2.01. Filing of Returns. (a) Consolidated Returns. Ashland Global shall prepare and timely file (or cause to be prepared and timely filed) each Federal income Tax Return required to be filed on behalf of the Ashland Global Consolidated Group (an “Ashland Global Consolidated Return”). Ashland Global shall include the Valvoline Consolidated Group in such Tax Return if entitled to do so.

(b)Combined Returns. For each taxable year for which it is permissible to file a Tax Return on a consolidated, combined, unitary or similar basis (other than an Ashland Global Consolidated Return) that would include one or more members of the Valvoline Group and one or more members of the Ashland Global Group (an “Ashland Global Combined Return”), then the relevant member of the Ashland Global Group may, in its sole discretion but subject to applicable Law, determine whether to file such Ashland Global Combined Return and whether to include certain or all of the relevant members of the Valvoline Group in such Tax Return. Ashland Global shall prepare and timely file (or cause to be prepared and timely filed) any Ashland Global Combined Returns. Schedule B sets out a list of Ashland Global Combined Returns.

(c)Separate Returns. For all Tax Returns other than Ashland Global Consolidated Returns and Ashland Global Combined Returns (“Separate Returns”), Ashland Global shall prepare and timely file (or cause to be prepared and timely filed) any such Separate Return for a taxable period that (i) ends on or before the Pro Forma Return Start Date or (ii) begins before the Pro Forma Return Start Date and ends after the Pro Forma Return Start Date (a “Straddle Period Return”). For all other Separate Returns, Ashland Global and Valvoline shall prepare and timely file (or cause to be prepared and timely filed) any such Separate Return for one or more members of the Ashland Global Group or Valvoline Group, respectively. Schedule C sets out a list of Separate Returns that the parties presently intend will be prepared (or caused to be prepared) for members of the Valvoline Group.

SECTION 2.02. Preparing of Tax Returns. (a) Ashland Global-Prepared Tax Returns. To the extent that any Ashland Global Consolidated Return, Ashland Global Combined Return or Separate Return prepared (or caused to be prepared) by Ashland Global directly relates to matters for which Valvoline must indemnify the Ashland Global Group under Section 4.02 or to matters affecting a Pro Forma Valvoline Return or Separate Return prepared (or caused to be prepared) by Valvoline (including any refund or other Tax Attribute to which a member of the Valvoline Group is entitled), Ashland Global shall prepare (or cause to be prepared) the relevant portion of such Ashland Global Consolidated Return, Ashland Global Combined Return or Separate Return, as the case may be, on a basis consistent with past practice (except as required by applicable Law or as determined by Ashland Global). Ashland Global shall notify Valvoline of any such portions not prepared on a basis consistent with past practice.

(b) Valvoline-Prepared Tax Returns. To the extent that any Separate Return prepared (or caused to be prepared) by Valvoline directly relates to matters for which Ashland Global must indemnify the Valvoline Group under Section 4.01 or to matters affecting any Ashland Global Consolidated Return, Ashland Global Combined Return or Separate Return prepared (or caused to be prepared) by Ashland Global (including any refund or other Tax Attribute to which a member of the Ashland Global Group is entitled), Valvoline shall prepare (or cause to be prepared) the relevant portion of such Separate Return on a basis consistent with such Ashland Global Consolidated Return, Ashland Global Combined Return or Separate Return and with past practice (except as required by applicable Law), in each case subject to Section 2.07. Valvoline shall notify Ashland Global of any such portions not prepared on a basis consistent with any Ashland Global Consolidated Return, Ashland Global Combined Return or Separate Return prepared (or caused to be prepared) by Ashland Global or with past practice.

(c) Review of Tax Returns. The party responsible under Section 2.01 for preparing (or causing to be prepared) a Tax Return shall make such Tax Return or relevant portions thereof and related workpapers available for review by the other party at least 30 days prior to the due date (including any available extensions) for filing such Tax Return and shall consider the reasonable comments made by such other party, in each case to the extent (i) such Tax Return relates to taxes for which such other party may be liable or otherwise affects the preparation of Tax Returns prepared (or caused to be prepared) by such other party (including any Pro Forma Valvoline Return) or
(i)adjustments to the amount of taxes reported on such Tax Return may affect the determination of taxes for which such other party may be liable. The parties shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns.

SECTION 2.03. Consents and Elections. Ashland Global and Valvoline shall prepare, sign and timely file (or cause to be prepared, signed and timely filed) any consents, elections and other documents and take any other actions necessary or appropriate to effect the filing of the Tax Returns described in Section 2.01.

SECTION 2.04. Payment of Taxes. The party responsible under Section 2.01 for preparing (or causing to be prepared) a Tax Return shall timely pay (or cause to be paid) any taxes shown as due on that Tax Return to the relevant Taxing Authority or the party that files (or causes to be filed) that Tax Return, as applicable. The parties shall cooperate to ensure that such taxes are timely paid to the relevant Taxing Authority as required under applicable Law. The obligation to make these payments shall not affect the payor’s right, if any, to receive payments under Section 2.05 or otherwise be indemnified with respect to that tax liability.

SECTION 2.05. Pro Forma Valvoline Returns

(a)Pro Forma Valvoline Returns in General. (i) For each taxable period (or portion thereof) that includes or begins after the Pro Forma Return Start Date in which the Valvoline Consolidated Group is included in an Ashland Global Consolidated Return, Valvoline shall prepare (or cause to be prepared) a pro forma Federal income Tax Return for the Valvoline Consolidated Group (a “Pro Forma Valvoline Consolidated Return”). Except as otherwise provided in this Section 2.05, the Pro Forma Valvoline Consolidated Return shall be prepared as if Valvoline filed a consolidated return on behalf of the Valvoline Consolidated Group.

(ii)     For each taxable period (or portion thereof) that includes or begins after the Pro Forma Return Start Date in which one or more members of the Valvoline Group is included in an Ashland Global Combined Return, Valvoline shall prepare (or cause to be prepared) a pro forma Tax Return for those members of the Valvoline Group (a “Pro Forma Valvoline Combined Return”). Except as otherwise provided in this Section 2.05, the Pro Forma Valvoline Combined Return shall be prepared as if the members of the Valvoline Group included in the Ashland Global Combined Return instead filed a single combined return.

(b)Preparation of the Pro Forma Valvoline Returns. Except as provided in Section 2.07, the Pro Forma Valvoline Returns shall be prepared in a manner consistent with all elections, positions and methods used in the relevant Tax Returns prepared (or caused to be prepared) by Ashland Global pursuant to Section 2.01 and in accordance with the principles set forth in Schedule D. Valvoline shall provide Ashland Global a reasonable opportunity to review any Pro Forma Valvoline Returns. Valvoline shall notify Ashland Global of any portions of such Pro Form Valvoline Returns not prepared on a basis consistent with a relevant Tax Return prepared (or caused to be prepared) by Ashland Global pursuant to Section 2.01.

(c)Payments with Respect to Pro Forma Valvoline Returns. Each Company shall make payments (including estimated payments) to the other Company with respect to any Pro Forma Valvoline Return as if (i) that Pro Forma Valvoline Return were actually required to be filed under the Laws of the applicable taxing jurisdiction and (i) Ashland Global were the relevant Taxing Authority of that taxing jurisdiction. In applying this Section 2.05(c), all Laws and regulations relating to timing and computation of payments and estimated payments, interest, penalties, additions to tax and additional amounts shall be applied.

SECTION 2.06. Recalculation of Pro Forma Valvoline Return for a Determination. If a Determination is made with respect to a Return Item, or an amended Tax Return is filed, for any taxable period for which a Pro Forma Valvoline Return is required to be prepared, a corresponding adjustment shall be made to the corresponding Return Items (if any) of the Pro Forma Valvoline Return for such taxable period. Within 15 days of being provided with written notice of any such adjustment, each Company shall make (or cause to be made) payments to the other Company, including interest and any other amounts determined under Section 2.05(c), as appropriate, reflecting such adjustment.

SECTION 2.07. Valvoline Tax Return Dispute Resolution. If Valvoline wishes to take a position (a) on either a Pro Forma Valvoline Return, or a Separate Return prepared (or caused to be prepared) by Valvoline, that is inconsistent with a position taken on a Tax Return prepared (or caused to be prepared) by Ashland Global pursuant to Section 2.01 or (b) on a Separate Return prepared (or caused to be prepared) by Valvoline that is inconsistent with past practice, then in each case, Valvoline may do so only if:

(i)(A) Ashland Global’s position on such Tax Return (1) is inconsistent with past practice and (2) would result in an increased payment obligation by Valvoline or any of its Affiliates under Article II, obligate Valvoline to make an increased indemnity payment under Article IV, cause Valvoline or any of its Affiliates to incur any increased taxes for which it is not indemnified under this Agreement or adversely affect a refund or other Tax Attribute to which Valvoline or any of its Affiliates is entitled and (B) the position Valvoline wishes to take on such Pro Forma Valvoline Return or Separate Return prepared (or caused to be prepared) by Valvoline, as the case may be, is consistent with past practice and permitted by applicable Law; or

(ii)Valvoline obtains an opinion from a Tax Advisor that there is no substantial authority for Ashland Global’s position on such Tax Return prepared (or caused to be prepared) by Ashland Global pursuant to Section 2.01 or past practice, as applicable, and that there is substantial authority for the position Valvoline wishes to take on such Pro Forma Valvoline Return or Separate Return prepared (or caused to be prepared) by Valvoline, as the case may be.

SECTION 2.08. Amendments. Each Company shall not (and shall cause its Affiliates not to) file, amend, withdraw, revoke or otherwise alter any Tax Return if doing so would reasonably be expected to (a) obligate the other Company to make an indemnity payment under Article IV, (b) cause the other Company or any of its Affiliates to incur any taxes for which it is not indemnified under this Agreement or (c) adversely affect a refund or other Tax Attribute to which the other Company or any of its Affiliates is entitled, in each case without the prior written consent of the other Company.

ARTICLE III

Post-consolidation Periods

SECTION 3.01. Post-consolidation Year Carrybacks. Valvoline shall (and shall cause members of the Valvoline Group to) waive, to the extent permitted under applicable Law, carrybacks of Tax Attributes from any Post-consolidation Year to any Consolidation Year unless such carryback does not have a material effect on Ashland Global (as determined by Ashland Global in its sole discretion). If any member of the Valvoline Group carries back a Tax Attribute from a Post-consolidation Year to a Consolidation Year, no payment shall be due from Ashland Global with respect to that carryback, regardless of whether such carryback is required by Law or permitted by Ashland Global.

SECTION 3.02. Tax Attributes. (a) Annual Payments. For each of the 5 taxable years after the date of Deconsolidation, Valvoline shall pay to Ashland Global the excess (if any) of the Hypothetical Tax Return Amount over the Actual Tax Return Amount, and Ashland Global shall pay to Valvoline the excess (if any) of the Actual Tax Return Amount over the Hypothetical Tax Return Amount.

(i)For purposes of this Agreement, (A) “Actual Tax Return Amount” means the aggregate, actual tax liability reported on all Tax Returns for such taxable year that Valvoline files with a Taxing Authority (including all Tax Returns of members of the Valvoline Group) and (B) “Hypothetical Tax Return Amount” means the aggregate tax liability that would have been reported on such Tax Returns if the relevant member of the Valvoline Group were (1) not able to utilize any Legacy Tax Attributes but (2) able to utilize (one time, without duplication) any Tax Attributes of the Valvoline Group (other than Legacy Tax Attributes) that were not utilized on a Pro Forma Valvoline Return but that Ashland Global utilized on a Tax Return (“Valvoline Pro Forma Tax Attributes”).

(ii)The amount payable under this Section 3.02(a) shall be payable within 20 Business Days after the last Tax Return for such taxable year is filed by Valvoline; provided, however, that any amount payable by Ashland Global shall be due no sooner than 10 Business Days after receiving an invoice from Valvoline therefor.

(b)    Lump Sum Settlement Payment. Within 20 Business Days after the later of the filing of Valvoline’s (or its successor’s) Annual Report on Form 10-K for the fifth fiscal year ending after the Distribution or Other Disposition, as the case may be, or the filing by Valvoline of the last Tax Return for the fifth taxable year after the date of Deconsolidation:

(i)Valvoline shall deliver to Ashland Global a statement setting forth
(A) the amounts of remaining (1) Legacy Tax Attributes that are reflected (or would be reflected if Ashland Global were not entitled to the benefit of such Legacy Tax Attributes under this Agreement) in its audited balance sheet in such Annual Report on Form 10-K, net of any valuation allowance or any similar reserve (except to the extent such valuation allowance or similar reserve was established as a result of Ashland Global being entitled to the benefit of such Legacy Tax Attributes under this Agreement), and (2) Valvoline Pro Forma Tax Attributes that it reasonably expects the Valvoline Group would be able to utilize on Tax Returns for future taxable periods if such Valvoline Pro Forma Tax Attributes were Tax Attributes of the Valvoline Group under then-existing applicable Law (or, if applicable, that are reflected in its audited balance sheet in such Annual Report on Form 10-K, net of any valuation allowance or any similar reserve), in each case, without duplication of any amounts attributable to Tax Attributes previously taken into account in computing any Hypothetical Tax Return Amount and (B) the taxable year in which it estimates such Legacy Tax Attributes or Valvoline Pro Forma Tax Attributes will be utilized, as the case may be, consistent with the workpapers or methodology used in preparing such audited balance sheet;

(ii)Valvoline shall separately compute the net present value of the tax benefit in respect of amounts described in each of clauses (A)(1) and (A)(2) of Section 3.02(b)(i) and the relevant taxable year described in clause (B) of Section 3.02(b)(i) using a discount rate equal to the interest rate described in Section 8.01; and

(iii)Valvoline shall pay to Ashland Global the excess (if any) of the net present value of such amounts described in such clause (A)(1) over the net present value of such amounts described in such clause (A)(2), and Ashland Global shall pay to Valvoline the excess (if any) of the net present value of such amounts described in such clause (A)(2) over the net present value of such amounts described in such clause (A)(1); provided, however, that any amount payable by Ashland Global shall be due no sooner than 10 Business Days after receiving an invoice from Valvoline therefor.

(a)Cooperation. Valvoline agrees to share any calculations, workpapers or relevant Tax Returns reasonably requested by Ashland Global in connection with matters related to this Section 3.02. The parties shall attempt in good faith to resolve any issues or disputes related to this Section 3.02.

ARTICLE IV

Indemnity

SECTION 4.01. Ashland Global Indemnity. Ashland Global shall indemnify the Valvoline Group and hold it harmless from:

(a)any taxes payable for a taxable period (or portion thereof) ending prior to the date of Deconsolidation (other than taxes that arise out of a contest, examination or audit by a Taxing Authority) with respect to a Tax Return required to be prepared (or caused to be prepared) by Ashland Global pursuant to Section 2.01;

(b)with respect to taxes payable for a taxable period (or portion thereof) ending prior to the date of Deconsolidation that arise out of a contest, examination or audit by a Taxing Authority:

(i)100% of such taxes that are directly attributable to the Chemicals Business;

(ii)100% of such taxes that are directly attributable to neither the Chemicals Business nor the Valvoline Business and are payable to a Taxing Authority other than a Taxing Authority of the United States or any state or political subdivision thereof or the District of Columbia; and

(iii)if such taxes are directly attributable to neither the Chemicals Business nor the Valvoline Business and are payable to a Taxing Authority of the United States or any state or political subdivision thereof or the District of Columbia (“Clause (iii) Taxes”):

(A)0% of all Clause (iii) Taxes until the aggregate amount of all Clause (iii) Taxes paid by any party hereto or any Affiliate thereof equals
$26 million; and

(B)	50% of all Clause (iii) Taxes thereafter;

in each case, as such taxes are attributed pursuant to Section 4.06;

(c)any taxes incurred as a result of any gain recognized pursuant to a gain recognition agreement entered into by any member of the Ashland Global Consolidated Group by reason of an action or failure to act on or after the Separation Date by any member of the Ashland Global Group in accordance with Section 1.367(a)-8 of the Regulations, excluding any gain required to be recognized as a result of Deconsolidation being a “triggering event” (within the meaning of those Regulations); and

(d)any Transaction Taxes allocated to Ashland Global pursuant to Section 4.03;

excluding, in each case, any tax for which Valvoline is responsible under Section 4.02.

SECTION 4.02. Valvoline Indemnity. In addition to payments pursuant to Section 2.05(c), Valvoline shall indemnify the Ashland Global Group and hold it harmless from:

(a)with respect to taxes payable for a taxable period (or portion thereof) ending prior to the Pro Forma Return Start Date that arise out of a contest, examination or audit by a Taxing Authority:

(i)100% of such taxes that are directly attributable to the Valvoline Business; and

(ii)	if such taxes are Clause (iii) Taxes:

(A)100% of all Clause (iii) Taxes until the aggregate amount of all Clause (iii) Taxes paid by any party hereto or any Affiliate thereof equals
$26 million; and

(B)	50% of all Clause (iii) Taxes thereafter;

in each case, as such taxes are attributed pursuant to Section 4.06;

(b)any taxes payable with respect to a Straddle Period Return allocated to Valvoline pursuant to Section 4.08;

(c)if the Separation Date occurs prior to the Pro Forma Return Start Date, any taxes that arise from the Valvoline Group entering into or engaging in any action or transaction outside of the ordinary course of business on or after the Separation Date and prior to the Pro Forma Return Start Date;

(d)any taxes payable with respect to a Separate Return prepared (or caused to be prepared) by Valvoline pursuant to Section 2.01(c);

(e)any taxes incurred as a result of any gain recognized pursuant to a gain recognition agreement entered into by any member of the Ashland Global Consolidated Group by reason of an action or failure to act on or after the Separation Date by any member of the Valvoline Group in accordance with Section 1.367(a)-8 of the Regulations, excluding any gain required to be recognized as a result of Deconsolidation being a “triggering event” (within the meaning of those Regulations); and

(f)	any Transaction Taxes allocated to Valvoline pursuant to Section 4.03.

SECTION 4.03. Allocation of Transaction Taxes. (a) Except as otherwise provided in this Section 4.03, all Transaction Taxes shall be allocated to (i) Ashland Global in an amount equal to such Transaction Taxes multiplied by the Proportionate Share Factor of Ashland Global and (ii) Valvoline in an amount equal to such Transaction Taxes multiplied by the Proportionate Share Factor of Valvoline.

(b)    Any Transaction Taxes to the extent set forth in Schedule E shall be allocated in accordance with such schedule.

(c)    Subject to Section 4.03(d), Transaction Taxes not allocated pursuant to Section 4.03(b) shall be allocated to a Company if such Transaction Taxes would not have been imposed but for:

(i)the failure of any of the Ashland Global Tax Representations, in the case of Ashland Global, and of any of the Valvoline Tax Representations, in the case of Valvoline, to be true when made;

(ii)the breach by such Company of any covenant herein or in the Separation Agreement or any Ancillary Agreement;

(iii)the application of Section 355(e) or 355(f) of the Code after the Separation Date as a result of any acquisition (or deemed acquisition) of Stock or assets of such Company or its Affiliates;

(iv)a determination that the Distribution was used principally as a device for the distribution of the earnings and profits within the meaning of Section 355(a)(1)(B) of the Code if such determination was based in whole or in part on any sale or exchange of the Stock of such Company; or

(v)any other act or omission by such Company or its Affiliates that it knows or reasonably should expect, after consultation with its Tax Advisor, could give rise to Transaction Taxes (except to the extent such act or omission is otherwise expressly required or permitted by this Agreement (other than under Section 5.04(c)), the Separation Agreement or any Ancillary Agreement).

(d)    To the extent any Transaction Taxes described in Section 4.03(c) would be allocated to both Ashland Global and Valvoline, such Transaction Taxes shall be allocated between Ashland Global and Valvoline in proportion to the relative contribution of the members of the Ashland Global Group (and such members’ Affiliates), on the one hand, and the members of the Valvoline Group (and such members’ Affiliates and counterparties to any consummated Proposed Acquisition Transactions, if applicable), on the other hand, to the circumstances giving rise to such Transaction Taxes.

SECTION 4.04. Treatment of Indemnity Payments. (a) Character. Any payment made pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement shall be treated for all tax purposes, if made by Valvoline to Ashland Global (or by or to their respective Affiliates), as a distribution from Valvoline to Ashland Global and, if made by Ashland Global to Valvoline (or by or to their respective Affiliates), as a contribution from Ashland Global to Valvoline. If such payment is made after the Distribution or Other Disposition, as the case may be, such distribution or contribution shall be treated as made immediately before the Distribution or Other Disposition, as the case may be, except to the extent otherwise required by Law.

(b)    Net of Taxes. The amount of any indemnity payment made pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement shall be
(i) increased to take account of any taxes imposed on any taxable income or gain to the Indemnitee with respect to such payment or the creation or increase of an Excess Loss Account caused by such payment (in each case, including taxes imposed on payments of such additional amounts pursuant to this paragraph) and (ii) reduced to take account of the present value of any cash tax benefit reasonably likely to be realized (including with respect to any increase in the basis of any asset, but solely to the extent such increase in basis is depreciable or amortizable) by the Indemnitee arising from the incurrence or payment of the loss giving rise to such indemnity.

         (c)    Assumed Tax Rate. For purposes of computing (i) amounts subject to indemnification under Section 4.01 or 4.02 and (ii) indemnity payments under
Section 4.04(b), each Person is assumed to pay tax at the maximum applicable tax rate.

(d)    Timing of Indemnity Payments. Any amount payable under Section 4.01 or 4.02 shall be due within 10 Business Days after receiving an invoice from the other party therefor.

SECTION 4.05. Refunds after Indemnity Payments. If Ashland Global, Valvoline or any of their respective Affiliates receives any refund of any amounts for which the other Company has previously made an indemnity payment or with respect to taxes allocated to the other Company pursuant to Section 4.08 (the Company receiving, or whose Affiliate receives, such refund, a “Refund Recipient”), the Refund Recipient shall pay to the other Company the entire amount of the refund (net of any taxes imposed with respect to such refund) within 20 Business Days of receipt; provided, however, that the other Company, upon the request of the Refund Recipient, shall repay the amount paid to the other Company (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event the Refund Recipient or any of its Affiliates is required to repay such refund. Any tax credit, tax reduction or tax offset shall be treated as a refund for purposes of this Section 4.05 and shall be treated as received by the Refund Recipient (or one of its Affiliates) as and when applied (on a “with and without” basis) to reduce the cash tax liability of such Refund Recipient (or one of its Affiliates).

SECTION 4.06. Taxes Attributable to the Chemicals Business or Valvoline Business. For purposes of Sections 4.01(b) and 4.02(a), a tax shall be deemed directly attributable:

(a)to the Chemicals Business to the extent such tax (i) arises out of the profits before tax of the operations of the Chemicals Business or the results of the operations of the Chemicals Business that would have been reflected in unaudited pro forma condensed combined financial statements for the Chemicals Business had such financial statements been prepared for the same periods for which, and in accordance with similar principles under which, the Valvoline Pro Forma Financial Statements were prepared or (ii) would otherwise be attributable to the Chemicals Business under such principles;

(b)to the Valvoline Business to the extent such tax (i) arises out of the profits before tax of the operations of the Valvoline Business or the results of the operations that were reflected in the Valvoline Pro Forma Financial Statements (or is otherwise reflected in the Valvoline Pro Forma Financial Statements) or (ii) would otherwise be attributable to the Valvoline Business under the principles used to prepare the Valvoline Pro Forma Financial Statements; or

(c)to neither the Chemicals Business nor the Valvoline Business if such tax is described in Schedule F or is not otherwise deemed directly attributable to either business under Section 4.06(a)or 4.06(b).

Attribution shall be narrowly construed in uncertain or doubtful cases of attributing a tax to the Chemicals Business or Valvoline Business (i.e., uncertain or doubtful cases shall generally be deemed directly attributable to neither business under Section 4.06(c)).

SECTION 4.07. Calculation of Market Capitalization. Within 10 Business Days following the period of time described in clause (i)(a) of the definition of “Market Capitalization”, Ashland Global shall calculate, in its reasonable exercise of good faith, the Market Capitalization of each of Ashland Global and Valvoline and send to Valvoline its calculations thereof. Valvoline shall have 10 Business Days to review such calculations and provide comments to Ashland Global. The Market Capitalization thus agreed upon by the parties shall be the Market Capitalizations of the Companies for all purposes of this Agreement. The parties shall attempt in good faith to resolve any issues or disputes related to this Section 4.07.

SECTION 4.08. Valvoline Straddle Period Taxes. Taxes attributable to any Straddle Period Return for one or more members of the Valvoline Group shall be allocated to Valvoline, except that:

(a)in the case of real, personal and intangible property taxes, there shall be allocated to Ashland Global an amount equal to the amount of such taxes multiplied by a fraction, the numerator of which is the number of days from the beginning of the taxable period of such Straddle Period Return through the close of business on the day prior to the Pro Forma Return Start Date, and the denominator of which is the total number of days in such taxable period; and

(b)in the case of all other taxes, there shall be allocated to Ashland Global an amount of such taxes as determined by closing the books of the relevant members of the Valvoline Group as of the close of business on the day prior to the Pro Forma Return Start Date.

For purposes of this Section 4.08, the taxable period of any partnership, passthrough entity or controlled foreign corporation (within the meaning of Section 957(a) of the Code or any comparable provision of state, local or foreign Law) in which a member of the Valvoline Group holds a beneficial interest shall be deemed to terminate on the close of business on the day prior to the Pro Forma Return Start Date.

ARTICLE V

Tax Matters Relating to the Distribution

SECTION 5.01. Mutual Representations. Each Company represents that as of the date of this Agreement:
(a)all information contained in its Representation Letters (and those delivered by its Affiliates) is true, correct and complete; and

(b)it has no plan or intention to take any action inconsistent with the qualification of the Transactions for the Intended Tax Treatment.

SECTION 5.02. Tax Opinions. The Companies shall use their best efforts to cause the Ashland Global Tax Opinions to be issued, including by executing any Representation Letters reasonably requested in connection with the Ashland Global Tax Opinions, provided that each Company shall have been provided with a reasonable opportunity to review, comment and consent to the content of any Representation Letter to be executed by it, such consent not to be unreasonably withheld.

SECTION 5.03. Mutual Covenants. Neither Company shall take or fail to take, or permit their respective Affiliates to take or fail to take, any action, if such action or omission would be inconsistent with its respective Representation Letters or cause any representation made in such Representation Letters to be untrue when made.

SECTION 5.04. Restricted Actions. (a) Subject to Section 5.04(b), from the date hereof until the first day after the 2-year anniversary of the Distribution (or if Ashland Global publicly announces that it has abandoned its plan to effect the Distribution, the first day after the 2-year anniversary of the date of the Valvoline- ChemCo Spin), Valvoline shall not (and shall not cause or permit any of its Affiliates to), in a single transaction or a series of transactions:

(i)cause or allow the Valvoline Consolidated Group to cease to be engaged in the applicable active trade or business (within the meaning of Section 355(b) of the Code and the Regulations thereunder) that formed the basis of the Ashland Global Tax Opinions;

(ii)liquidate or partially liquidate, by way of a merger, consolidation, conversion or otherwise (except as pursuant to the Separation Agreement);

(iii)sell or transfer 50% or more of the gross assets of the Valvoline Business or 50% or more of the consolidated gross assets of Valvoline (other than (A) sales, transfers or dispositions of assets in the ordinary course of business, (B) payments of cash to acquire assets from an unrelated Person in an arm’s length transaction, (C) sales, transfers or dispositions of assets to a Person that is disregarded as an entity separate from the transferor for U.S. Federal income tax purposes or (D) any mandatory or optional repayments (or prepayments) of any indebtedness of Valvoline or any of its Subsidiaries for borrowed money that is evidenced by a bond, debenture, note, loan agreement or similar instrument);

(iv)redeem or otherwise repurchase (directly or indirectly) any Stock of Valvoline, except to the extent such redemptions or repurchases meet the following requirements: (A) there is a bona fide, non-tax business purpose for the repurchases of such Stock, (B) such Stock is widely held, (C) the repurchases of such Stock will be made on the open market and (D) the aggregate amount of repurchases of such Stock will be less than 20% of the total value of the outstanding Stock of Valvoline;

(v)	enter into a Proposed Acquisition Transaction; or

(vi)take any affirmative action that permits a Proposed Acquisition Transaction to occur by means of an agreement to which it is not a party (including by (A) redeeming rights under a shareholder rights plan, (B) making a determination that a tender offer is a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction or (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the Delaware General Corporate Law or any similar corporate statute, any “fair price” or other provision of its charter or bylaws or otherwise).

(b)    Definition of Proposed Acquisition Transaction. (i) For the purposes of this Agreement, “Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement to enter into a transaction or series of transactions) as determined for purposes of Section 355(e) of the Code, in connection with which one or more Persons would (directly or indirectly) acquire, or have the right to acquire (including pursuant to an option, warrant or other conversion right), from any other Person or Persons, Stock of Valvoline that, when combined with any other acquisitions of the Stock of Valvoline that occur on or after the Initial Public Offering (but excluding any other acquisition that occurs in (A) the Initial Public Offering itself, (B) the Distribution or (C) any transaction that is excluded from the definition of Proposed Acquisition Transaction under Section 5.04(b)(ii)), comprises 10% or more of the value or the total combined voting power of all interests that are treated as outstanding equity in Valvoline for U.S. Federal income tax purposes immediately after such transaction or, in the case of a series of transactions, immediately after any transaction in such series. For this purpose, any recapitalization, repurchase or redemption of the Stock of, and any amendment to the certificate of incorporation (or other organizational documents) of, Valvoline shall be treated as an indirect acquisition of the Stock of Valvoline by any shareholder to the extent such shareholder’s percentage interest in interests that are treated as outstanding equity in Valvoline for U.S. Federal income tax purposes increases by vote or value.

(ii)    Notwithstanding Section 5.04(b)(i), a Proposed Acquisition Transaction shall not include (A) the adoption by Valvoline of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11, 1990-1 C.B. 10, (B) issuances of Stock of Valvoline that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Section 1.355-7(d) of the Regulations or (C) any acquisition of the Stock of Valvoline that satisfies Safe Harbor VII (relating to acquisitions of stock listed on an established market) of Section 1.355-7(d) of the Regulations; provided, however, that such transaction or series of transactions shall constitute a Proposed

Acquisition Transaction if meaningful factual diligence is necessary to establish that Section 5.04(b)(ii)(A), (B) or (C) applies.

(iii)    The provisions of this Section 5.04(b), including the definition of “Proposed Acquisition Transaction”, are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, Section 355(e) of the Code or the Regulations thereunder shall be incorporated in this Section 5.04(b) and its interpretation.

(c)    Consent to Take Certain Restricted Actions. (i) Valvoline may (and may cause or permit its Affiliates to) take an action otherwise prohibited under Section 5.04(a) if Ashland Global consents. Ashland Global may not withhold its consent if Valvoline has received Satisfactory Guidance. In all other cases, Ashland Global’s consent shall be at its sole discretion.

(ii)    For purposes of this Agreement, “Satisfactory Guidance” means either a Ruling or an Unqualified Tax Opinion, at the election of Valvoline, in either case satisfactory to Ashland Global in its sole discretion in both form and substance, including with respect to any underlying assumptions or representations and any legal analysis contained therein, and concluding that the proposed action will not cause any of the Transactions to fail to qualify for its Intended Tax Treatment.

(iii)    For purposes of this Agreement, “Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor that permits reliance by Ashland Global. The Tax Advisor, in issuing its opinion, shall be permitted to rely on the validity and correctness, as of the date given, of Rulings and any tax opinions previously issued by a Tax Advisor, unless such reliance would be unreasonable under the circumstances, and shall assume that each of the Transactions would have qualified for its Intended Tax Treatment if the action in question did not occur.

(d)    Procedures Regarding Opinions and Rulings. (i) If Valvoline notifies Ashland Global that it desires to take a restricted action described in Section 5.04(a) and seeks Satisfactory Guidance for purposes of Section 5.04(c), Ashland Global, at the request of Valvoline, shall use commercially reasonable efforts to expeditiously obtain, or assist Valvoline in obtaining, such Satisfactory Guidance. Notwithstanding the foregoing, Ashland Global shall not be required to take any action pursuant to this Section 5.04(d) if, upon request, Valvoline fails to certify that all information and representations relating to Valvoline or any of its Affiliates in the relevant documents are true, correct and complete or fails to obtain certification from any counterparty to any Proposed Acquisition Transaction that all information and representations relating to such counterparty in the relevant documents are true, correct and complete. Valvoline shall reimburse Ashland Global for all reasonable out-of-pocket costs and expenses incurred by Ashland Global or any of its Affiliates in obtaining Satisfactory Guidance within 10 Business Days after receiving an invoice from Ashland Global therefor.

(ii)    Ashland Global shall have the right to obtain a Ruling, any other guidance from any Taxing Authority or an opinion of a Tax Advisor relating to the Transactions at any time in Ashland Global’s sole discretion. Valvoline, at the request of Ashland Global, shall use commercially reasonable efforts to expeditiously obtain, or assist Ashland Global in obtaining, any such Ruling, other guidance or opinion; provided, however, that Valvoline shall not be required to make any representation or covenant that it does not reasonably believe is (and will continue to be) true and accurate. Ashland Global shall reimburse Valvoline for all reasonable out-of-pocket costs and expenses incurred by Valvoline or any of its Affiliates in obtaining any such Ruling, other guidance or opinion requested by Ashland Global within 10 Business Days after receiving an invoice from Valvoline therefor.

(iii)    Ashland Global shall have exclusive control over the process of obtaining any Ruling or other guidance from any Taxing Authority concerning the Transactions, and Valvoline shall not independently seek any Ruling or other guidance concerning the Transactions at any time. In connection with any Ruling requested by Valvoline pursuant to Section 5.04(d) or that can reasonably be expected to affect Valvoline’s liabilities under this Agreement, Ashland Global shall (A) keep Valvoline informed of all material actions taken or proposed to be taken by Ashland Global, (B) reasonably in advance of the submission of any ruling request provide Valvoline with a draft thereof, consider Valvoline’s comments on such draft and provide Valvoline with a final copy thereof and (C) provide Valvoline with notice reasonably in advance of, and (subject to the approval of the IRS or other applicable Taxing Authority) permit Valvoline to attend, any formally scheduled meetings with the IRS or other applicable Taxing Authority that relate to such Ruling.

(iv)    Notwithstanding anything herein to the contrary, Valvoline shall not seek a ruling with respect to a taxable period (or portion thereof) that ends on or before the date of the Distribution (whether or not relating to the Transactions) if Ashland Global determines that there is a reasonable possibility that such action could have a significant adverse impact on Ashland Global or any of its Affiliates.

SECTION 5.05. Notification and Certification Respecting Certain Acquisition Transactions. (a) If Valvoline proposes to enter into any 5% Acquisition Transaction or takes any affirmative action to permit any 5% Acquisition Transaction to occur at any time during the 30-month period following the date of the Distribution, Valvoline shall undertake in good faith to provide Ashland Global, no later than 10 Business Days following the signing of any written agreement with respect to such 5% Acquisition Transaction or obtaining knowledge of the occurrence of any such 5% Acquisition Transaction that takes place without a written agreement, with a written description of such transaction (including the type and amount of Stock to be issued) and an explanation as to why such transaction does not result in the application of Section 355(e) of the Code to the Transactions.

(b) For purposes of this Section 5.05, “5% Acquisition Transaction” means any transaction or series of transactions that would be a Proposed Acquisition Transaction if the percentage specified in the definition of Proposed Acquisition Transaction were 5% instead of 10%.

SECTION 5.06. Reporting. Ashland Global and Valvoline each (a) shall timely file (or cause to be filed) the appropriate information and statements (including as required by Section 6045B of the Code and Section 1.355-5 and, to the extent applicable, Section 1.368-3 of the Regulations) to report the Transactions as qualifying for the Intended Tax Treatment and (b) absent a change of Law or a Determination in respect of the Transactions, shall not take any position on any Tax Return, financial statement or other document that is inconsistent with the Transactions qualifying for the Intended Tax Treatment.

SECTION 5.07. Protective Section 336(e) Elections. (a) The Companies shall, at Ashland Global’s election, timely enter into a written, binding agreement (within the meaning of Section 1.336-2(h) of the Regulations) to make any Protective Section 336(e) Election that Ashland Global chooses (it being understood, for the avoidance of doubt, that such Protective Section 336(e) Elections shall have a tax effect on the Companies only if (x) Section 355(d) or 355(e) of the Code applies to any Transaction or (y) any Transaction otherwise fails its Intended Tax Treatment to qualify for nonrecognition treatment under Section 355(c) of the Code). Ashland Global shall timely make such Protective Section 336(e) Elections and timely file such forms as may be contemplated by applicable tax Law or administrative practice to effect such Protective Section 336(e) Elections and shall have the exclusive right to prepare and file (i) the relevant purchase price allocation and any corresponding IRS Form 8883 (or any successor thereto) and (ii) any similar forms required or permitted to be filed under U.S. state or local Law in connection with such Protective Section 336(e) Elections.

(b)    To the extent any such Transaction constitutes a “qualified stock disposition” (as defined in Section 1.336-1(b)(6) of the Regulations) pursuant to a Determination, the Companies shall not, and shall not permit any of their respective Affiliates to, take any position for tax purposes inconsistent with any of the Protective Section 336(e) Elections, except as may be required pursuant to a Determination.

(c)    If there is a failure of one or more of the Transactions to qualify (in whole or in part) for its Intended Tax Treatment and, as a consequence, a relevant Protective Section 336(e) Election results in a step-up in the basis of any asset of the Valvoline Group, then Valvoline shall make quarterly payments to Ashland Global equal to (i) the actual tax savings, if, as and when realized, arising from such step-up in tax basis, determined on a “with and without” basis (treating any deductions or amortization attributable to such step-up in tax basis resulting from such Protective Section 336(e) Election as the last items claimed for any taxable period, including after the utilization of any available net operating loss carryforwards), and less a reasonable charge for administrative expenses and other reasonable out-of-pocket expenses necessary to secure the tax savings multiplied by (ii) the Ashland Global Transaction Tax Percentage of any Transaction Taxes resulting from such failure of one or more of the Transactions to qualify (in whole or in part) for its Intended Tax Treatment.

ARTICLE VI

Audits and Contests

SECTION 6.01. Audits and Contests. (a) Subject to Section 6.01(b), (i) Ashland Global shall have exclusive and sole responsibility and control with respect to the conduct and settlement of any examinations and contests by a Taxing Authority of any Ashland Global Consolidated Returns or Ashland Global Combined Returns and (ii) Ashland Global and Valvoline shall each have exclusive and sole responsibility and control with respect to the conduct and settlement of any examinations and contests by a Taxing Authority of the respective Separate Returns that each party is responsible for preparing under Article II.

(b) If the conduct or settlement of any portion or aspect of any examination or contest of a party’s Tax Return could reasonably be expected to obligate the other Company to make an indemnity payment under Article IV or result in an additional payment obligation of the other Company under Article II, then (i) the other Company shall have the right to share joint control over the conduct and settlement of that portion or aspect and (ii) whether or not the other Company exercises that right, such party shall not accept or enter into any settlement that would obligate the other Company to make an indemnity payment under Article IV or result in an additional payment obligation of the other Company under Article II without the consent of the other Company (which consent shall not unreasonably be withheld or delayed). Within 15 Business Days of the commencement of any such examination or contest, such party shall give the other Company notice of, and consult with the other Company with respect to, any issues that could reasonably be expected to obligate the other Company as described in the preceding sentence; provided, however, that the other Company shall not be relieved of any obligation to make additional payments under this Agreement if such party fails to timely deliver the notice described above except to the extent that the other Company is actually prejudiced thereby. If the other Company does not respond to such party’s request for consent within 15 Business Days, the other Company shall be deemed to have consented.

SECTION 6.02. Expenses. Each Indemnifying Party shall reimburse the Indemnitee for all reasonable out-of-pocket expenses (including legal, consulting and accounting fees) in the course of proceedings described in Section 6.01 to the extent those expenses are reasonably attributable to the Indemnifying Party or any of its Affiliates, or to any matter for which the Indemnifying Party is required to indemnify under Article IV or which would result in an additional payment obligation of the Indemnifying Party under Article II.

ARTICLE VII

General Cooperation and Document Retention

SECTION 7.01. Cooperation and Good Faith. Each member of the Ashland Global Group and the Valvoline Group shall cooperate fully with all reasonable requests from the other party in connection with the preparation and filing of Tax Returns, audits, contests and other matters covered by this Agreement. Such cooperation shall include the execution of any document that may be necessary or reasonably helpful in connection with any audit or contest, the filing or amending of a Tax Return by a member of the Ashland Global Group or the Valvoline Group, obtaining any tax opinion or Ruling or, for no more than 2 years following the date of this Agreement, the provision of services described in Schedule G (which services shall, for the avoidance of doubt, be provided without remuneration).

SECTION 7.02. Duty to Mitigate Recognition or Recapture of Income. Prior to any event that may result in recognition or recapture of income (including under any gain recognition agreement or domestic use agreement), Ashland Global and Valvoline shall use (and shall cause the members of the Ashland Global Group and Valvoline Group, respectively, to use) all commercially reasonable efforts to eliminate such recognition or recapture of income or otherwise avoid or minimize the impact thereof. For the avoidance of doubt:

(a)Valvoline shall enter into (or shall cause the appropriate member of the Valvoline Group to enter into) a new gain recognition agreement pursuant to Section 1.367(a)-8 of the Regulations, if entering into that gain recognition agreement would preclude or defer the recognition of gain by any member of the Ashland Global Group.

(b)To the extent that any member of the Valvoline Group is a “U.S. transferor” (within the meaning of Section 1.367(a)-8(b)(1)(xvii) of the Regulations) with respect to property for which a gain recognition agreement was entered into, Valvoline shall comply (or shall cause the appropriate member of the Valvoline Group to comply) with the annual certification requirements of Section 1.367(a)-8(g) of the Regulations for the term of such gain recognition agreement and promptly provide copies of those annual certifications to Ashland Global. A list of gain recognition agreements, which includes gain recognition agreements that a member of the Ashland Global Group or Valvoline Group has or expects to enter into, is set out in Schedule H.

(c)Valvoline shall enter into any agreements (including new domestic use agreements under Section 1.1503(d)-6(f)(2) of the Regulations), make any elections and take any other actions, in each case as requested by Ashland Global or as otherwise required in order to avoid causing the Distribution or Other Disposition, as the case may be, to be a “triggering event” requiring recapture of any “dual consolidated loss” (in each case, within the meaning of Section 1503(d) of the Code and the Regulations thereunder) for which an Ashland Global Consolidated Group member has made a “domestic use election” under Section 1.1503(d)-6(d) of the Regulations and that was incurred by a member of the Valvoline Group during a Consolidation Year.

SECTION 7.03. Document Retention; Access to Records and Use of Personnel. Until the expiration of the relevant statute of limitations (including extensions), each of Ashland Global and Valvoline shall (i) retain records, documents, accounting data, computer data and other information (collectively, the “Records”) necessary for the preparation, filing, review, audit or defense of all Tax Returns or relevant to an obligation, right or liability of either party under this Agreement and (ii) give each other reasonable access to such Records and to its personnel (ensuring their cooperation) and premises to the extent relevant to an obligation, right or liability of either party under this Agreement. Prior to disposing of any such Records, each of Ashland Global and Valvoline shall notify the other party in writing of such intention and afford the other party the opportunity to take possession or make copies of such Records at its discretion.

ARTICLE VIII

Miscellaneous Provisions

SECTION 8.01. Interest. Except as provided in Section 2.05(c), any payments required pursuant to this Agreement that are not made within the time period specified in this Agreement shall bear interest at a rate equal to 200 basis points above the average interest rate on the senior bank debt of Ashland Global.

SECTION 8.02. No Duplication of Payment. Notwithstanding anything to the contrary herein,

nothing in this Agreement shall require Ashland Global or Valvoline, as the case may be, to make any payment to the extent that the payment is attributable to a Tax Attribute, Return Item or any other amount for which payment has previously been made under this Agreement.

SECTION 8.03. Confidentiality. Each of the Companies agrees that any information furnished pursuant to this Agreement is confidential and, except as and to the extent required by Law or otherwise during the course of an audit or contest or other administrative or legal proceeding, shall not be disclosed to other Persons. In addition, each of Ashland Global and Valvoline shall cause its Affiliates, employees, agents and advisors to comply with the terms of this Section 8.03.

SECTION 8.04. Successors and Access to Information. This Agreement shall be binding upon and inure to the benefit of any successor to any of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to this Agreement, and in such event, all references herein to a party shall refer instead to the successor of such party.

SECTION 8.05. Injunctions. The Companies acknowledge that irreparable damage would occur to them in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The Companies agree that they shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which it may be entitled at Law or in equity. Nothing in this Agreement shall prevent any Company from seeking injunctive relief as it deems necessary or appropriate.

SECTION 8.06. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of New York excluding (to the greatest extent permissible by Law) any rule of Law that would cause the application of the Laws of any jurisdiction other than the State of New York.

SECTION 8.07. Headings. The headings in this Agreement are for convenience only and shall not be deemed for any purpose to constitute a part or to affect the interpretation of this Agreement.

SECTION 8.08. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.

SECTION 8.09. Notice. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth Business Day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to Ashland Global, to:

ASHLAND GLOBAL HOLDINGS INC.
50 East RiverCenter Boulevard
Covington, KY 41011
Attn:    Scott A. Gregg
Peter Ganz
Email: sagregg@ashland.com
pganz@ashland.com

with a copy to:

Cravath, Swaine & Moore LLP Worldwide Plaza
825 Eighth Avenue New York, NY 10019

Attn:	Stephen L. Gordon Lauren Angelilli
Email: gordon@cravath.com
langelilli@cravath.com
Facsimile: (212) 474-3700
If to Valvoline, to:

VALVOLINE INC.
3499 Blazer Parkway
Lexington, KY 40509

Attn:	Nicolas H. Schmelzer
Julie M. O’Daniel
Email: nhschmelzer@valvoline.com
jmodaniel@valvoline.com

Either Company may, by notice to the other Company, change the address to which such notices are to be given. Any payment required to be made under this Agreement shall be delivered to the relevant Company at an address to which notice under this Section 8.09 may be given to such Company.

SECTION 8.10. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent practicable. In any event, all other provisions of this Agreement shall be deemed valid, binding and enforceable to their full extent.

SECTION 8.11. Termination. This Agreement shall remain in force and be binding for 90 days following the expiration of the applicable period of assessments (including extensions) for any taxes contemplated by this Agreement; provided, however, that neither Ashland Global nor Valvoline shall have any liability to the other party with respect to tax liabilities for taxable periods (or portions thereof) in which Valvoline is not included in the Ashland Global Consolidated Returns except as provided in Article II or IV of this Agreement.

SECTION 8.12. Successor Provisions. Any reference herein to any provisions of the Code or Regulations shall be deemed to include any amendments or successor provisions thereto as appropriate.

SECTION 8.13. Compliance by Group Members. Ashland Global and Valvoline each shall cause all present and future members of the Ashland Global Group and the Valvoline Group to comply with the terms of this Agreement.

SECTION 8.14. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extensions thereof) plus 90 days.

SECTION 8.15. Integration; Amendments. Except as explicitly stated herein, this Agreement embodies the entire understanding between the parties relating to its subject matter and supersedes and terminates all prior agreements and understandings among the parties with respect to such matters. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement. This Agreement shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound. If, and to the extent, the provisions of this Agreement conflict with the TSA, the provisions of this Agreement shall control.

SECTION 8.16. Third-Party Beneficiaries. (a) The provisions of this Agreement are solely for the benefit of the Companies and are not intended to confer upon any Person except the Companies any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 8.17. Waiver of Jury Trial. EACH OF THE COMPANIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE COMPANIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE COMPANIES CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER COMPANY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER COMPANY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH OF THE COMPANIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH OF THE COMPANIES MAKES THIS WAIVER VOLUNTARILY AND (d) EACH OF THE COMPANIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.17.

IN WITNESS WHEREOF, the Companies have caused this Agreement to be executed by thei r duly authorized representatives as of the date first set forth above.

ASHLAND GLOBAL HOLDINGS INC.

by	/s/ Peter J. Ganz
Name: Peter J. Ganz
Senior Vice President, General
Counsel, and Secretary

VALVOLINE INC.

by	/s/ Julie O'Daniel
Name: Julie O'Daniel
General Counsel and Corporate
Secretary

[Signature Page to Tax Matters Agreement]